Exhibit 99(b)

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

November 23, 2005

Board of Directors

Siebel Systems, Inc.

2207 Bridgepointe Parkway

San Mateo, CA 94404

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of Ozark Holding Inc. (File No. 333-129139)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated September 12, 2005, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Siebel Systems Inc. (“Siebel”) of the Stock Consideration (as defined in the opinion letter) and the Cash Consideration (as defined in the opinion letter) to be received by the holders of Shares, taken in aggregate, pursuant to the Agreement and Plan of Reorganization, dated as of September 12, 2005, by and among Oracle Corporation (“Oracle”), Siebel, Ozark Holding Inc., a wholly owned subsidiary of Oracle (“Parent”), Ozark Merger Sub Inc., a wholly owned subsidiary of Parent, and Sierra Merger Sub Inc., a wholly owned subsidiary of Parent.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Siebel in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Siebel has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinion of Siebel System’s Financial Advisor”, “The Proposed Transaction—Background of the Transaction”, “The Proposed Transaction—Factors Considered by Siebel System’s Board of Directors”, “The Proposed Transaction—Opinion of Siebel System’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-referenced Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-referenced version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed

Board of Directors

Siebel Systems, Inc.

November 23, 2005

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with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-referenced Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

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